As filed with the Securities and Exchange Commission on August 25, 2000
                                           Registration Statement No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-8

                          Registration Statement Under
                           the Securities Act of 1933

                           ONE WORLD ONLINE.COM, INC.
             (Exact name of registrant as specified in its charter)


                Nevada                                   87-0411771
     (State or other jurisdiction                      (IRS employer
           of incorporation)                         identification no.)

  4778 North 300 West, Suite 200, Provo, Utah               84604
   (Address of principal executive offices)               (Zip code)

                  ONE WORLD ONLINE.COM, INC. STOCK OPTION PLAN
                            (Full Title of the Plan)

                                Eric L. Robinson
                              BLACKBURN & STOLL, LC
                         77 West Second South, Suite 400
                     Salt Lake City, UT 84101 (801) 521-7900
            (Name, address and telephone number of agent for service)

                                          CALCULATION OF REGISTRATION FEE

========================== ======================= ======================= ======================= =======================
                                                          Proposed                Proposed
                                   Amount                 Maximum                 Maximum                Amount of
Title of Securities to be          to be               Offering Price            Aggregate              Registration
       Registered              Registered (1)          Per Share (2)         Offering Price(2)           Fee (2)(3)
-------------------------- ----------------------- ----------------------- ----------------------- -----------------------
Common Stock, par value
$.001                            4,000,000                $5.0625               $20,250,000                $5,346
========================== ======================= ======================= ======================= =======================

(1)      Shares which may be issued upon exercise of stock options.
(2) Estimated solely for the purpose of calculating the registration fee, computed pursuant to Rules 457(c) and (h) under the Securities Exchange Act of 1933, as amended, on the basis of the average of the high and low prices of a share of the Registrant's common stock, $.001 par value, as reported on the OTC Bulletin Board on August 24, 2000.
(3) Registration Fee is calculated on the basis of $264 per $1,000,000 of the Proposed Maximum Aggregate Offering Price.

         Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of One World Online.com, Inc. common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of One World Online.com, Inc.'s outstanding shares of common stock.

================================================================================

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

         * One World Online.com, Inc. ("One World") will send or give the documents containing the information required by Part 1 to each participant as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, One World is not filing such documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents previously filed by One World with the Commission are incorporated by reference in this registration statement:

         o Annual Report on Form 10-KSB, filed October 13, 1999 for the period ended June 30, 1999,

         o Quarterly Report on Form 10-QSB, filed November 19, 1999 for the period ended September 30, 1999,

         o Amended Quarterly Report on Form 10-QSB/A, filed December 8, 1999 for the period ended September 30, 1999,

         o Quarterly Report on Form 10-QSB, filed February 22, 2000 for the period ended December 31, 1999,

         o Quarterly Report on Form 10-QSB, filed May 9, 2000 for the period ended March 31, 2000,

         o        Current Report on Form 8-K, filed May 31, 2000, and

         o Amended Current Report on Form 8-K, filed June 14, 2000 and amending the Current Report on Form 8-K filed on May 31, 2000.

         All documents subsequently filed by One World pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interest of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

         The Nevada General Corporation Law provides that a company may eliminate the liability of officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers a company to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

         One World's Articles of Incorporation provide for the elimination of liability of officers and directors to One World or its shareholders for damages for breach of fiduciary duty as an officer or director to the fullest extent allowed by law. The Articles of Incorporation also provide for the mandatory indemnification for acts and omissions taking place in connection with their activities in such capacities to the fullest extent authorized by applicable law. These indemnification arrangements have been memorialized in indemnification or employment arrangements with some of the officers and directors of One World and its subsidiaries.

Item 7. Exemption From Registration Claimed.

         Not applicable.

Item 8. Exhibits.

       EXHIBIT NO.                DESCRIPTION OF EXHIBIT

         4.1             One World Online.com, Inc. Stock Option Plan.

         5.1             Opinion of Blackburn & Stoll, LC

         23.1            Consent of Tanner + Co.

         24.1 Power of Attorney (included in Part II of this Registration Statement)

Item 9. Undertakings.

         A. The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933, as amended (the
                  "Act");

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orem, State of Utah, on August 24, 2000.

                                                     ONE WORLD ONLINE.COM, INC.


                                                     By   /s/ David N. Nemelka
                                                     ---------------------------
                                                     Chief Executive Officer,
                                                     President and Director

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints David N. Nemelka as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


        Signature                      Title                           Date

 /s/ David N. Nemelka    President, Chief Executive Officer     August 24, 2000
-----------------------  and Director (Principal Executive
David N. Nemelka         Officer)



/s/ Kelly M. Thayer      Chairman of the Board                  August 24, 2000
-----------------------
Kelly M. Thayer

/s/ Paul D. Korth        Principal Financial and Chief          August 24, 2000
-----------------------  Accounting Officer
Paul D. Korth



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